                                                                Exhibit 23.1


                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------


The Board of Directors
Gardner Denver, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-91088, 333-24921, 333-84397 and 333-61314) on Form S-8 and the
registration statement No. 333-109086 on Form S-3 of Gardner Denver, Inc. of our report dated January 30, 2004, with respect to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of the Company.

Our report refers to a change in accounting for goodwill and other intangible assets for the year ended December 31, 2002.


/s/ KPMG LLP


St. Louis, Missouri
March 9, 2004